Exhibit 99.1

Simulations Plus Reports First Quarter FY2007 Financial Results

Record First Quarter Sees Pharmaceutical Revenues Jump 314%

LANCASTER, CA, November 9, 2006 - Simulations Plus, Inc. (AMEX: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported its preliminary financial results for the first quarter of its 2007 fiscal year (1Q07) ended November 30, 2006.

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated: “Consolidated revenues for 1Q07 were $1,456,000, an increase of 78% from $819,000 in the first quarter of fiscal year 2006 (1Q06) and a new record for first quarters. Revenues from pharmaceutical software and services were up 314% to $824,000 from $199,000 in 1Q06. Revenues for our Words+ subsidiary for 1Q07 increased 2.0% to $632,000 from $620,000 in 1Q06. Gross profit increased 108% to $1,015,000 in 1Q07 from $629,000 in 1Q06. R&D expense increased 89% to $184,000 in 1Q07 from $97,000 in 1Q06, primarily due to expansion of our Life Sciences staff. Consolidated SG&A increased 20.4% to $757,000 in 1Q07, compared to $629,000 in 1Q06; however, as a percentage of sales, SG&A decreased from approximately 177% to approximately 53%. The major increases in expenses were selling expenses, such as commissions to dealers and trade shows, as well as printer rental, salaries, and payroll-related expenses such as health insurance and payroll taxes, which outweighed decreases in professional fees.

“Net income before taxes for 1Q07 increased $334,000 to $94,000 compared with a loss of $241,000 in 1Q06. First quarter earnings were impacted by a provision for income taxes of $21,000 that will not actually be paid, but rather will be a write-off from our deferred tax asset. Consolidated net earnings for the quarter increased to $73,000, or $0.01 per diluted share, as compared to a loss of $199,000, or $0.03 per diluted share for 1Q06, which means our trailing twelve months earnings increased from about $0.08 to about $0.12 per share. Cash at the end of 1Q07 was approximately $2,103,000, up from $932,000 at the end of 1Q06. With receivables due in the next few weeks, we expect cash to exceed $3 million in the very near future.”

Ms. Beran continued, “We’re now half way through our second fiscal second quarter, which will end on February 28. Pharmaceutical software and services revenues for the quarter are already ahead of last year’s second quarter. It appears at this time that our earlier guidance of an expected increase in total revenues of approximately a million dollars for FY07 over FY06 will be achieved in the first two quarters alone. We expect to provide updated guidance after the end of the second quarter.”

Ron Creeley, vice president of marketing and sales of Simulations Plus, noted, “A significant portion of 1Q07 pharmaceutical software and services revenues is due to new business, either as new companies or as new departments within existing large customers. We believe the adoption of simulation and modeling tools by medium and smaller companies is an indicator of the growing recognition by the thousands of such companies in the industry of the need for these tools in their research and development activities.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “Fiscal year 2007 is off to the strongest start in our history, and it continues the trend of record-setting quarters from last year. The recent activity in the stock market indicates that we are finally being valued on our growth potential rather than on a trailing basis. We are focusing on growth, and that comes in one of two ways - selling more of what we have, and having more products and services to sell. Our more aggressive marketing and sales activities over the past 18 months are producing results, and we will continue to be aggressive in that area. We are on the lookout for additional accretive acquisition opportunities like the Bioreason and Sage Informatics deals we did last year, but recognizing that such deals don’t come along every day, we are also working on developing new products and product extensions internally. With our strong and continually improving cash position, we’ve made an investment in expanding our Life Sciences team to enable more rapid development of such new capabilities. This is partially reflected in the increase in R&D expense of almost $90,000 for the first quarter. We expect to add additional staff as we can identify and hire talented personnel who fit into the elite team we now have. I wish all of our shareholders could meet the employees of Simulations Plus and Words+ to see for themselves what a remarkably talented and dedicated group of people we have in every department.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We have two other businesses that are based on our proprietary technologies: a wholly owned subsidiary, Words+, Inc., which provides assistive technologies to persons with disabilities as well as a personal productivity tool for the mass market called Abbreviate!™; and an educational software series for science students in middle and high schools known as FutureLab™. For more information, visit our Web sites at www.simulations-plus.com and www.words-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

--Tables follow--

Simulations Plus, Inc. and Subsidiary
Consolidated Balance Sheet
(Unaudited)
November 30, 2006

ASSETS

Current assets
Cash and cash equivalents	$2,102,782
Accounts receivable, net of allowance for doubtful accounts
and estimated contractual discounts of $32,711	1,214,114
Current portion of contracts receivable, net of discounts of $2,242	186,138
Inventory	233,906
Prepaid expenses and other current assets	56,897
Current portion of deferred tax	190,034

Total current assets	3,983,871

Capitalized computer software development costs,
net of accumulated amortization of $2,534,905	1,400,231

Property and equipment, net	102,278
Contracts receivable, net of discounts of $161	47,219
Customer relationships, net of accumulated amortization of $36,156	91,886
Deferred tax	889,816
Other assets	18,445

Total assets	$6,533,746

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$140,548
Accrued payroll and other expenses	373,561
Accrued bonuses to officers	10,430
Accrued warranty and service costs	34,852
Deferred revenue	157,173

Total current liabilities	716,564

Long Term deferred revenue	62,501

Total liabilities	779,065

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value
10,000,000 shares authorized
no shares issued and outstanding	-
Common stock, $0.001 par value
20,000,000 shares authorized
7,449,496 shares issued and outstanding	3,802
Additional paid-in capital	5,287,207
Retained Earnings	463,672

Total shareholders' equity	5,754,681

Total liabilities and shareholders' equity	$6,533,746

Simulations Plus, Inc. and Subsidiary
Consolidated Statements of Operations
For the Three Months Ended November 30, 2006 and 2005
(Unaudited)

	2006	2005

Net sales	$1,456,451	$818,815

Cost of sales	441,440	331,597

Gross profit	1,015,011	487,218

Operating expenses
Selling, general, and administrative	756,777	628,756
Research and development	183,627	97,222

Total operating expenses	940,404	725,978

Income (Loss) from operations	74,607	(238,760)

Other income (expense)
Interest income	15,928	3,481
Miscellaneous income	358	50
Gain (Loss) on currency exchange	2,972	(5,302)

Total other income (expense)	19,258	(1,771)

Income (Loss) before income taxes	93,865	(240,531)

Benefit from (provision for) income taxes
Benefit from (provision for) income tax	(20,650)	42,000

Total benefit from (provision for) income taxes	(20,650)	42,000

Net income (loss)	$73,215	$(198,531)

Basic earnings (loss) per share	$0.01	$(0.03)
Diluted earnings (loss) per share	$0.01	$(0.03)

Weighted-average common shares outstanding*
Basic	7,444,551	7,298,668
Diluted	8,548,560	7,298,668

* The number of shares at November 30, 2005 have been retroactively restated
to reflect a 2-for-1 stock split that occurred on August 14, 2006.